Filed Pursuant to Rule 424(b)(3)
Registration Number 333-110980

$180,000,000

NII HOLDINGS, INC.

3 1/2% Convertible Notes Due 2033 and Shares of Common Stock

Issuable upon Conversion Thereof

Prospectus Supplement No. 5 dated April 8, 2005

to the restated Prospectus dated July 15, 2004

      This prospectus supplement relates to an aggregate principal amount of $180.0 million 3 1/2% convertible notes due 2033 and the 6,750,000 shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our restated prospectus dated July 15, 2004, including any amendments or supplements thereto. The terms of the notes are set forth in the restated prospectus. The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.”

      See “Risk Factors” beginning on page 4 of the restated prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

      We will not receive any of proceeds from the sale of notes or common stock by the selling security holders. The selling security holders may sell the notes or common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the restated prospectus. Any representation to the contrary is a criminal offense.

      The table below sets forth additional information concerning beneficial ownership of the notes, the shares of common stock issuable upon conversion of the notes, and supplements and amends the table appearing under “Selling Security Holders” beginning on page 41 of the restated prospectus. To the extent that a selling security holder is listed both in the table below and in the table appearing in the restated prospectus, the information set forth below regarding the selling security holder updates and amends the information in the restated prospectus.

	Principal				Common Stock Owned
	Amount of		Shares of	Conversion	Upon Completion
	Notes		Common Stock	Shares of	of the Offering
	Beneficially	Percentage	Beneficially	Common
	Owned and	of Notes	Owned Prior to	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	of Shares	Percentage(3)

Advent Convertible Master (Cayman) LP	$12,702,000	7.06%	—	476,325	—	—
Akela Capital Master Fund, Ltd.	$4,500,000	2.50%	—	168,750	—	—
Alexian Brothers Medical Center	$115,000	*	—	4,312	—	—
Aloha Airlines Non-Pilot Pension Trust	$70,000	*	—	2,625	—	—
Aloha Pilots Retirement Trust	$35,000	*	—	1,312	—	—
Alpha US Sub Fund 4 LLC	$566,000	*	—	21,225	—	—
Arkansas PERS	$600,000	*	—	22,500	—	—

	Principal				Common Stock Owned
	Amount of		Shares of	Conversion	Upon Completion
	Notes		Common Stock	Shares of	of the Offering
	Beneficially	Percentage	Beneficially	Common
	Owned and	of Notes	Owned Prior to	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	of Shares	Percentage(3)

Arkansas Teachers Retirement	$2,850,000	1.58%	—	106,875	—	—
Astrazeneca Holdings Pension	$185,000	*	—	6,937	—	—
Attorney’s Title Insurance Fund	$45,000	*	—	1,687	—	—
Banc of America Securities LLC	$838,000	*	—	31,425	—	—
Baptist Health of South Florida	$350,000	*	—	13,125	—	—
Barclays Global Investors Limited	$1,000,000	*	—	37,500	—	—
Bear, Stearns & Co. Inc.	$1,000,000	*	—	37,500	—	—
BMO Nesbitt Burns, Inc.	$6,500,000	3.61%	—	243,750	—	—
Boilermakers Blacksmith Pension Trust	$1,235,000	*	—	46,312	—	—
BTOP Multi Strategy Master Portfolio, Ltd.	$7,500,000	4.17%	—	281,250	—	—
Canyon Capital Arbitrage Master Fund, Ltd.	$3,000,000	1.67%	—	112,500	—	—
Canyon Value Realization Fund (Cayman), Ltd.	$4,100,000	2.28%	—	153,750	—	—
Canyon Value Realization Fund, L.P.	$1,500,000	*	—	56,250	—	—
Canyon Value Realization Mac 18, Ltd.	$600,000	*	—	22,500	—	—
C&H Sugar Company, Inc.	$85,000	*	—	3,187	—	—
Century Park Trust	$2,500,000	1.39%	—	93,750	—	—
CNH CA Master Account, L.P.	$4,250,000	2.36%	—	159,375	—	—
Clinton Multistrategy Master Fund, Ltd.	$657,000	*	—	24,638	—	—
Clinton Riverside Convertible Portfolio Limited	$195,000	*	—	7,313	—	—
Daimler Chrysler Corp Emp #1 Pension Plan DTD 4/1/89.	$3,530,000	1.96%	—	132,375	—	—
DBAG London	$500,000	*	—	18,750	—	—
Delaware PERS	$600,000	*	—	22,500	—	—
Delta Airlines Master Trust	$315,000	*	—	11,812	—	—
Deutsche Bank Securities, Inc.	$890,000	*	—	33,375	—	—
Duke Endowment	$205,000	*	—	7,687	—	—
Engineers Joint Pension Fund	$235,000	*	—	8,812	—	—
Fidelity Fixed-Income Trust: Fidelity High Income Fund	$3,000,000	1.67%	—	112,500	—	—
Fore Convertible Master Fund, LTD	$735,000	*	—	27,562	—	—
Franklin and Marshall College	$280,000	*	—	10,500	—	—
Froley Revy Investment Convertible Security Fund	$50,000	*	—	1,875	—	—
Geode U.S. Convertible Arbitrage Gund, a Series of Geode Investors LLC	$2,000,000	1.11%	—	75,000	—	—
Grace Brothers, Ltd.	$1,500,000	*	—	56,250	—	—
Grace Convertible Arbitrage Fund, Ltd.	$7,000,000	3.89%	—	262,500	—	—
Guggenheim Portfolio Company VIII, LLC	$147,000	*	—	5,512	—	—
Hawaiian Airlines Employees Pension Plan- IAM	$25,000	*	—	937	—	—
Hawaiian Airlines Pension Plan for Salaried Employees	$5,000	*	—	187	—	—
Hawaiian Airlines Pilots Retirement Plan	$65,000	*	—	2,437	—	—

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	Principal				Common Stock Owned
	Amount of		Shares of	Conversion	Upon Completion
	Notes		Common Stock	Shares of	of the Offering
	Beneficially	Percentage	Beneficially	Common
	Owned and	of Notes	Owned Prior to	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	of Shares	Percentage(3)

Hfr Arbitrage Fund	$608,000	*	—	22,800	—	—
HFR CA Select Fund	$400,000	*	—	15,000	—	—
Highbridge International, LLC	$13,250,000	7.36%	—	496,875	—	—
Hillbloom Foundation	$30,000	*	—	1,125	—	—
ICI American Holdings Trust	$135,000	*	—	5,062	—	—
Institutional Benchmark Management Fund c/o Quattro Fund Ltd.	$450,000	*	—	16,875	—	—
JMG Capital Partners, LP	$3,500,000	1.94%	—	131,250	—	—
JMG Triton Offshore Fund, Ltd.	$3,500,000	1.94%	—	131,250	—	—
KBC Financial Products USA, Inc.	$1,800,000	1.00%	—	67,500	—	—
Laurel Ridge Capital, LP	$6,500,000	3.61%	—	243,750	—	—
LDG Limited	$226,000	*	—	8,475	—	—
Lexington Vantage Fund c/o TQA Investors, LLC	$60,000	*	—	2,250	—	—
Louisiana CCRF	$70,000	*	—	2,625	—	—
Lyxor	$1,506,000	*	—	56,475	—	—
Man Mac 1 Limited	$147,000	*	—	5,512	—	—
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC	$12,000	*	—	450	—	—
Newport Alternative Income Fund	$250,000	*	—	9,375	—	—
Nicholas Applegate Capital Management Convertible Mutual Fund	$430,000	*	—	16,125	—	—
Nisswa Master Fund, Ltd.	$500,000	*	—	18,750	—	—
Nuveen Preferred & Convertible Fund JQC	$2,975,000	1.65%	—	111,562	—	—
Nuveen Preferred & Convertible Income Fund JPC	$2,225,000	1.24%	—	83,437	—	—
Polygon Global Opportunities Masterfund	$15,000,000	8.34%	—	562,500	—	—
Quattro Fund Ltd.	$2,100,000	1.17%	—	78,750	—	—
Quattro Multistrategy Masterfund, LP	$450,000	*	—	16,875	—	—
RCG Latitude Master Fund, LTD	$3,000,000	1.67%	—	112,500	—	—
RCG Multi Strategy Master Fund, LTD	$1,000,000	*	—	37,500	—	—
Royal Bank of Canada	$5,000,000	2.78%	—	187,500	—	—
San Diego City Retirement	$510,000	*	—	19,125	—	—
San Diego County Convertible	$1,080,000	*	—	40,500	—	—
San Diego Count Employee Retirement Association	$750,000	*	—	28,125	—	—
Silvercreek II Limited	$750,000	*	—	28,125	—	—
Silvercreek Limited Partnership	$1,500,000	*	—	56,250	—	—
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio	$240,000	*	—	9,000	—	—
Sphinx Fund	$163,000	*	—	6,112	—	—
Southern Farm Bureau Life Insurance	$300,000	*	—	11,250	—	—
St. Albans Partners Ltd.	$10,350,000	5.75%	—	388,125	—	—
State of Oregon/ Equity	$1,825,000	1.01%	—	68,437	—	—

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	Principal				Common Stock Owned
	Amount of		Shares of	Conversion	Upon Completion
	Notes		Common Stock	Shares of	of the Offering
	Beneficially	Percentage	Beneficially	Common
	Owned and	of Notes	Owned Prior to	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	of Shares	Percentage(3)

State of Oregon/ SAIF Corporation	$1,700,000	*	—	63,750	—	—
State Street Bank Custodian for GE Pension Trust	$2,440,000	1.36%	—	91,500	—	—
Strong Advisor Large Company Core Fund, a Series of Strong Equity Funds, Inc.	$2,488,125	1.38%	—	93,304	—	—
Strong Large Company Growth Fund, a Series of Strong Equity Funds, Inc.	$1,327,000	*	—	49,762	—	—
Syngenta AG	$100,000	*	—	3,750	—	—
Tag Associates	$118,000	*	—	4,425	—	—
TD Securities (USA) Inc.	$1,471,000	*	—	55,162	—	—
TQA Master Fund, Ltd.	$2,382,000	1.32%	—	89,325	—	—
TQA Master Plus Fund, Ltd.	$4,500,000	2.50%	—	168,750	—	—
Tribeca Investments, Ltd.	$5,750,000	3.19%	—	215,625	—	—
Trinity Fund, Ltd.	$70,000	*	—	2,625	—	—
US Bank FBO Benedictine Health Systems	$120,000	*	—	4,500	—	—
Wachovia Capital Markets, LLC	$12,850,000	7.14%	—	481,875	—	—
Wake Forest University	$255,000	*	—	9,562	—	—
Windmill Master Fund, L.P.	$5,000,000	2.78%	—	187,500	—	—
Wyoming State Treasurer	$555,000	*	—	20,812	—	—
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors LLC	$525,000	*	—	19,687	—	—
Zazove Convertible Arbitrage Fund L.P.	$4,750,000	2.64%	—	178,125	—	—
Zazove Hedged Convertible Fund, L.P.	$2,500,000	1.39%	—	93,750	—	—
Zazove Income Fund, L.P.	$1,500,000	*	—	56,250	—	—
Zurich Institutional Benchmarks Master Fund, Ltd. c/o Zazove	$2,500,000	1.39%	—	93,750	—	—
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	$459,000	*	—	17,212	—	—
All Other Holders of Notes or Future Transferees from Such Holders	(4)	(4)	(4)	(4)	(4)	(4)

*	Less than 1%.

(1)	Shares in this column do not include shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)	Assumes conversion of all of the holder’s notes at the adjusted conversion rate of 37.5 shares of common stock per $1,000 principal amount of the notes, not including fractional shares for which we will pay cash as described under “Description of Notes — Conversion of Notes.” However, this conversion rate is subject to further adjustment as described under “Description of Notes — Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on 69,830,705 shares of our common stock outstanding as of March 24, 2005.

(4)	Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.

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